Exhibit 5.1
              Opinion and Consent of Squire, Sanders, & Dempsy LLP


October 6, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE:  LightPath Technologies, Inc.

Dear Ladies and Gentlemen:

                  This firm is counsel for LightPath Technologies, Inc., a Delaware corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and Bylaws of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of (i) 1,840,000 units, each unit consisting of one Class B Warrant and one share of the Company's $.01 par value Class A Common Stock, ("Common Stock"),
(ii) 160,000 units, each unit consisting of one Class A Warrant, one Class B Warrant and one share of Common Stock, (iii) up to 1,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of outstanding Class C Warrants and Class D Warrants, (iv) 839,000 Class B Warrants issuable upon exercise of outstanding Class A Warrants, and (v) 5,838,000 shares of Common Stock issuable upon exercise of the foregoing Class A Warrants and Class B Warrants (collectively referred to as the "Securities"), which are the subject of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. We have acted as counsel for the Company with respect to certain matters in connection with the sale of the Securities and in preparation of the required filings with the Securities and Exchange Commission. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinions hereinafter set forth below:

         Based upon the foregoing, it is our opinion that :

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.
         2. The Securities, when issued will be validly issued, fully paid and nonassessable.


         We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Securities for offer and sale in such states.

                                        Respectfully yours,


                                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                       19